SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-23166

                           HUGOTON ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                           301 North Main, Suite 1900
                           Wichita Falls, Kansas 67202
                            Telephone (316) 262-1522
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



   Rule 12g-4(a)(1)(i)       /x/     Rule 12h-3(b)(1)(i)        /x/
   Rule 12g-4(a)(1)(ii)      /_/     Rule 12h-3(b)(1)(ii)       /_/
   Rule 12g-4(a)(2)(i)       /_/     Rule 12h-3(b)(2)(i)        /_/
   Rule 12g-4(a)(2)(ii)      /_/     Rule 12h-3(b)(2)(ii)       /_/
                                     Rule 15d-6                 /_/

         Approximate number of holders of record as of the certification or notice date: one (1).

         Pursuant to the requirements of the Securities Exchange Act of 1934, Hugoton Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Dated:  March 12, 1998

                                           HUGOTON ENERGY CORPORATION



                                           By:     /S/ AUBREY K. MCCLENDON
                                                  -------------------------
                                                  Aubrey K. McClendon
                                                  President